UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2022

AirSculpt Technologies, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-40973 (Commission File Number)	87-1471855 (IRS Employer Identification No.)

1111 Lincoln Road, Suite 802 Miami Beach, FL 33139
(Address of principal executive offices, including zip code)

(786) 709-9690

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	AIRS	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of New President and Chief Executive Officer

On December 30, 2022, AirSculpt Technologies, Inc. (the “Company”) appointed Todd Magazine, 58, as the President and Chief Executive Officer of the Company, effective January 30, 2023. Prior to joining the Company, Mr. Magazine served as the executive vice president, new businesses and chief executive officer and president of Blink Fitness, a subsidiary of Equinox, since 2012. Mr. Magazine received his B.A. from the University of Michigan and his M.B.A. from Northwestern University's Kellogg School of Management.

In connection with his appointment as President and Chief Executive Officer, Mr. Magazine will receive the following compensation:

•	Annual base salary of $700,000;
•	Eligibility to receive an annual target cash performance bonus of 100% of Mr. Magazine’s annual base salary for each fiscal year during Mr. Magazine’s term;
•	A subsidy for relocation costs in the amount of $175,000, provided Mr. Magazine relocates to the Miami, Florida metropolitan area within six (6) months of the start of employment;
•	A sign-on cash bonus payment of $265,000;
•	A sign-on equity award with a grant value of $2,000,000, which shall consist of 50% restricted stock units (“RSUs”) (vesting annually over three years) and 50% performance-based restricted stock units (“PSUs”) at target value (with the number of RSUs and target PSUs granted based on (i) $1,000,000 in each case divided by (ii) the ASC Topic 718 grant value taking into account the per share closing price of the Company’s common stock on the effective date and, for the PSUs, the applicable performance goals);
•	Eligibility to participate in the Company’s 2021 Equity Incentive Plan and, commencing with grants in 2023, receive equity grants from the Company having a target (expressed as a percentage of salary) commensurate to the equity grants received by other executive officers of the Company, subject to the terms and conditions of the applicable grant agreement and the approval of the Board; and
•	Eligibility in the Company’s standard benefits program.

In addition, Mr. Magazine is subject to non-competition, non-solicitation and confidentiality covenants. The description above is qualified in its entirety by reference to the full and complete terms of Mr. Magazine’s Employment Agreement, dated December 29, 2022, a copy of which is filed as Exhibit 10.1 hereto.

Director Appointment

On December 30, 2022, the Board of Directors (the “Board”) of the Company increased the size of the Board from seven (7) directors to eight (8) directors and appointed Mr. Magazine to serve as a director of the Company, effective January 30, 2023. Mr. Magazine will stand for election by stockholders at the Company’s 2025 Annual Meeting of Stockholders.

Departure of the Chief Operating Officer and President

On December 30, 2022, the Board terminated Ronald Zelhof as Chief Operating Officer and President of the Company, effective December 30, 2022.

On December 30, 2022, Mr. Zelhof entered into a Separation and General Release Agreement (“Separation Agreement”) with the Company, which provides for the severance benefits specified in Section 7 of his employment agreement (previously filed as Exhibit 10.10 to the Company’s Registration Statement on Form S-1 (File No. 333-260067)). In addition, in connection with confirming that certain restrictive covenants remain in effect, Mr. Zelhof is entitled to remain eligible to earn PSUs through March 31, 2024 and partial accelerated vesting for 176,387.667 RSUs.

The description above is qualified in its entirety by reference to the full and complete terms of the Separation Agreement, a copy of which is filed as Exhibit 10.2 hereto.

Appointment of New Executive Chairman of the Board

Dr. Rollins entered into an amended and restated employment agreement in connection with becoming Executive Chairman of the Board. The amendments reflect the change in his role with the Company and extend the term of his agreement through October 29, 2024.

The description above is qualified in its entirety by reference to the full and complete terms of Dr. Rollins’ Second Amended and Restated Employment Agreement, dated January 4, 2023, a copy of which is filed as Exhibit 10.3 hereto.

A copy of the Company’s press release announcing the appointment of Mr. Magazine as President, Chief Executive Officer and director and the appointment of Dr. Rollins as Executive Chairman is filed with this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Employment Agreement between the Company and Todd Magazine, dated December 29, 2022
10.2	Separation and General Release Agreement between the Company and Ronald Zelhof, dated December 30, 2022
10.3	Second Amended and Restated Employment Agreement between the Company and Dr. Rollins, dated January 4, 2023
99.1	Press Release, dated January 6, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AirSculpt Technologies, Inc.

Date: January 6, 2023	By:	/s/ Dennis Dean
	Name:	Dennis Dean
	Title:	Chief Financial Officer